Exhibit 99.5

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

PURPOSE OF FORM—A person who is required to file an information return with the IRS must obtain your correct Taxpayer Identification Number (“TIN”) to report income paid to you, real estate transactions, mortgage interest you paid, the acquisition or abandonment of secured property, or contributions you made to an IRA. For most individuals, your taxpayer identification number will be your Social Security Number (“SSN”). Use the form provided to furnish your correct TIN and, when applicable, to (1) certify that the TIN you are furnishing is correct (or that you are waiting for a number to be issued), (2) certify that you are not subject to backup withholding or (3) claim exemption from backup withholding if you are an exempt payee. Furnishing your correct TIN and making the appropriate certifications will prevent certain payments from being subject to backup withholding.

If you are an individual, you must generally provide the name shown on your social security card. However, if you have changed your last name, for instance, due to marriage, without informing the Social Security Administration of the name change, please enter your first name, the last name shown on your social security card, and your new last name.

If you are a sole proprietor, you must furnish your INDIVIDUAL name and either your SSN or Employer Identification Number (“EIN”). You may also enter your business name or “doing business as” name on the business name line. Enter your name as shown on your social security card and/or as it was used to apply for your EIN on Form SS-4.

You must sign the certification or backup withholding will apply.

HOW TO OBTAIN A TIN—If you do not have a TIN, apply for one immediately. To apply, get FORM SS-5, Application for a Social Security Card (for individuals), from your local office of the Social Security Administration, or FORM SS-4, Application for Employer Identification Number (for businesses and all other entities), from your local IRS office.

Once you receive your TIN, complete the enclosed form and return it to us. Please note that you will be subject to backup withholding at a 28% rate until we receive your TIN.

FOR THIS TYPE OF ACCOUNT:	GIVE NAME AND SSN OF:

1. Individual	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)

b. So-called trust account that is not a legal or valid trust under state law	The actual owner (1)

5. Sole proprietorship	The owner (3)

6. A valid trust, estate, or pension trust	Legal entity (4)

7. Corporate	The corporation

FOR THIS TYPE OF ACCOUNT:	GIVE NAME AND SSN OF:
8. Association, club, religious, charitable, education, or other tax-exempt organization	The organization

9. Partnership	The partnership

10. A broker or registered nominee	The broker or nominee

11. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	Show your individual name. You may also enter your business name. You may use your SSN or EIN.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

WHAT IS BACKUP WITHHOLDING?—Persons making certain payments to you after 1992 are required to withhold and pay to the IRS 28% of such payments under certain conditions. This is called “backup withholding.”

If you give the requester your correct TIN, make the appropriate certifications, and report all your taxable interest and dividends on your tax return, your payments will not be subject to backup withholding. Payments you receive will be subject to backup withholding if:

1.	you do not furnish your TIN to the requester;

2.	the IRS notifies the requester that you furnished an incorrect TIN;

3.	you are notified by the IRS that you are subject to backup withholding because you failed to report taxable interest and dividends on your tax return;

4.	you do not certify to the requester that you are not subject to backup withholding under item 3 above; or

5.	you do not certify as to your TIN.

PAYEES AND PAYMENTS EXEMPT FROM BACKUP WITHHOLDING. The following is a list of payees exempt from backup withholding and for which no information reporting is required.

(1)	A corporation.

(2)	An organization exempt from tax under Section 501(a) of the Internal Revenue Code, or an IRA, or a custodial account under Section 403(b)(7) of the Internal Revenue Code.

(3)	The United States or any of its agencies or instrumentalities.

(4)	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

(5)	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

(6)	An international organization or any of its agencies or instrumentalities.

(7)	A foreign central bank of issue.

(8)	A dealer in securities or commodities required to register in the United States or a possession of the United States.

(9)	A real estate reinvestment trust.

(10)	An entity registered at all times during the tax year under the Investment Company Act of 1940.

(11)	A common trust fund operated by a bank under Section 584(a) of the Internal Revenue Code.

(12)	A financial institution.

(13)	A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc. Nominee List.

(14)	A trust exempt from tax under Section 664 of the Internal Revenue Code or described in Section 4947 of the Internal Revenue Code.

Payments generally not subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441 of the Internal Revenue Code.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

PENALTIES

FAILURE TO FURNISH TIN—If you fail to furnish your correct TIN, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING—If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

CRIMINAL PENALTY FOR FALSIFYING INFORMATION—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

MISUSE OF TINS—If the requester discloses or uses TINs in violation of Federal law, the requester may be subject to civil and criminal penalties.

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